UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2012

Entertainment Properties Trust

(Exact name of registrant as specified in its charter)

Maryland	1-13561	43-1790877
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

909 Walnut Street, Suite 200

Kansas City, Missouri 64106

(Address of principal executive office)(Zip Code)

(816) 472-1700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On October 4, 2012, Entertainment Properties Trust (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) a preliminary prospectus supplement in connection with a proposed underwritten public offering of its Series F cumulative redeemable preferred shares of beneficial interest, par value $0.01 per share (the “Series F Preferred Shares”). The offering is being made pursuant to a prospectus supplement and an accompanying prospectus filed as part of an effective shelf registration statement filed with the Securities and Exchange Commission on Form S-3.

The preliminary prospectus supplement includes a discussion of the Company’s recent developments and the proposed use of proceeds of the offering as described below.

Recent Developments

Debt Financing

On August 8, 2012, the Company issued $350.0 million aggregate principal amount of its 5.750% Senior Notes due 2022, or the “2022 Notes.” The 2022 Notes bear interest at 5.750%. Interest is payable on February 15 and August 15 of each year beginning on February 15, 2013 until the stated maturity date of August 15, 2022. The 2022 Notes are unsecured and guaranteed by certain of the Company’s subsidiaries. The Company used the proceeds from the 2022 Notes offering to prepay in full its mortgage notes payable totaling approximately $167.6 million, which were secured by sixteen theatre properties and one entertainment retail center, and to repay the then outstanding principal balance under its unsecured revolving credit facility. In connection with the payment in full of the mortgage notes, during the three months ended September 30, 2012, the Company wrote off $439,000 of deferred financing costs (net of accumulated amortization) and incurred $38,000 of costs associated with loan payoff.

Investments

The Company’s investment spending in its operating segments since June 30, 2012 totals approximately $53.6 million, and included investments in each of its four operating segments.

Entertainment investment spending since June 30, 2012 totals $13.2 million, and relates primarily to investments in build-to-suit construction of megaplex theatres and other entertainment properties that are subject to long-term triple net leases. The Company also expects to consummate a mortgage loan on an additional entertainment property with a principal balance of approximately $22.0 million.

Education investment spending since June 30, 2012 totals $29.1 million, and relates primarily to investments in build-to-suit construction of public charter schools that are subject to long-term triple net leases. On August 15, 2012, the Company also completed a sale of a public charter school property for $4.5 million that was leased to Imagine Schools, Inc. There was no gain or loss on this sale.

Recreation investment spending since June 30, 2012 totals $9.5 million, and relates primarily to build-to-suit construction of a golf-entertainment complex which is subject to a long-term triple net lease.

Other investment spending since June 30, 2012 totals $1.8 million.

Use of Proceeds

The preliminary prospectus supplement also discloses that the Company intends to use the net proceeds from the offering, in addition to cash on hand, to redeem all of the Company’s 7.375% Series D cumulative redeemable preferred shares at an aggregate redemption price of approximately $115.8 million (which includes approximately $800,000 of accrued and unpaid distributions at the anticipated redemption date) plus costs and expenses associated with the redemption. If the net proceeds from the offering exceed the aggregate redemption price plus costs and expenses associated with the redemption, the Company intends to use any remaining net proceeds from the offering for general business purposes, which may include funding the acquisition, development or financing of properties. Pending application of any portion of the net proceeds from the offering, the Company may invest such proceeds in interest-bearing accounts or short-term interest-bearing securities which are consistent with its qualification as a real estate investment trust under the Internal Revenue Code of 1986, as amended.

The information in this Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

WARNING CONCERNING FORWARD LOOKING STATEMENTS

THIS REPORT CONTAINS STATEMENTS WHICH CONSTITUTE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER FEDERAL SECURITIES LAWS, INCLUDING WITH RESPECT TO THE COMPANY’S PLANNED ISSUANCE OF THE SERIES F PREFERRED SHARES AND ITS INTENDED USE OF THE PROCEEDS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON THE COMPANY’S PRESENT INTENT, BELIEFS OR EXPECTATIONS, BUT FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY THE COMPANY’S FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS. YOU SHOULD NOT PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERTAINMENT PROPERTIES TRUST

By:	/s/ Mark A. Peterson
Name:	Mark A. Peterson
Title:	Senior Vice President, Treasurer and Chief Financial Officer

Date: October 4, 2012